Exhibit 10.2

Peter P. Hedly
13140 70th Lane NE
Kirkland, WA 98034

January 31, 2011

Gaia Remedies, Inc.
13140 70th Lane NE
Kirkland  WA 98034

To Whom It May Concern:

I hereby agree to advance and loan up to USD $100,000  to Gaia Remedies, Inc., a Nevada corporation (the "Company"), on an as needed and as requested basis, to finance the business operations and expenses of the Company during the period ending June 30, 2012.

/s/ Peter P. Hedly
PETER P. HEDLY